Exhibit 10.4
Stock-Settled RSU Agreement – Employees - Performance- and Time-Based

DINE BRANDS GLOBAL, INC.
2019 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is entered into as of ________________ (the “Date of Grant”) by and between DINE BRANDS GLOBAL, INC., a Delaware corporation (the “Company”) and ____________________, an employee of the Company (the “Participant”).
RECITALS:
Pursuant to the Dine Brands Global, Inc. 2019 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), as the administrator of the Plan, has determined that the Participant is to be granted a Restricted Stock Unit Award (the “Award”) pursuant to which the Participant shall receive shares of the Company’s common stock, on the terms and conditions set forth herein.
Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.
AGREEMENT:
In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
1.GRANT OF RESTRICTED STOCK UNITS. The Company hereby grants to the Participant an award of _____________ restricted stock units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of common stock, $.01 par value, of the Company (the “Common Stock”), subject to the terms and conditions set forth herein.
2.    VESTING AND SETTLEMENT.
(a)    Vesting. Subject to the Participant’s continuous employment with the Company, the Restricted Stock Units shall vest in accordance with the specific vesting conditions set forth on Exhibit A hereto. Restricted Stock Units that have vested in accordance with the vesting conditions set forth on Exhibit A are referred to herein as “Vested Units.” Restricted Stock Units that are not vested are referred to herein as “Unvested Units.”
(b)    Disability or Death. If the Participant’s employment with the Company terminates due to Disability or death, the Restricted Stock Units shall become immediately vested to the extent the Performance Criteria set forth in Exhibit A have been satisfied as of the date of the Participant’s death or termination of employment or service, without regard to the Time-Based Criteria, which shall be deemed to have been satisfied as of the date of such termination, and the Restricted Stock Units thereafter be considered Vested Units.
(c)    Termination Without Cause/Resignation for Good Reason. If the Participant’s employment with or service to the Company terminates by reason of an involuntary termination by the Company other than for Cause or a resignation by the Participant for Good Reason (as such terms are defined herein below), the Restricted Stock Units shall become immediately vested to the extent the Performance Criteria set forth in Exhibit A have been satisfied as of the date of the Participant’s termination of employment or service, without regard to the Time-Based Criteria, which shall be deemed to have been satisfied as of the date of such termination.
(d)    Change in Control. If the Participant’s employment with the Company is terminated within a period 24 months following a Change in Control (i) by the Company other than for Cause or (ii) by the Participant for Good Reason (as such terms are defined herein below or in the Plan), the Restricted Stock Units shall become immediately and fully vested and thereafter be considered Vested Units.
(e)    Termination of Unvested Units. Except as set forth in Sections 2(b), 2(c) and 2(d), upon the termination of the Participant’s employment, any then Unvested Units held by the Participant shall be forfeited and canceled as of the date of such termination.
(f)    Settlement of Vested Units. The Vested Units shall be settled by the delivery to the Participant or a designated brokerage firm of one share of Common Stock per Vested Unit within 30 days after the vesting of such Restricted Stock Units as set forth on Exhibit A, or upon accelerated vesting as set forth in this Section 2. No fractional shares will be issued under this Agreement.
3.    ADJUSTMENT IN COMMON STOCK. In accordance with the terms of the Plan, in the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, a substitution or adjustment shall be made to the terms of the Award, including the number and class of securities subject thereto, as may be determined by the Committee, in its sole discretion. Subject to the terms of the Plan, such other substitutions or adjustments shall be made as the Committee in its sole discretion may deem appropriate.
4.    NON-TRANSFERABILITY OF AWARD. The Award and this Agreement shall not be transferable other than by will, the laws of descent and distribution, or pursuant to beneficiary designation procedures approved by the Company. Notwithstanding the foregoing, the Award and this Agreement may be transferable to the Participant’s family members, to a trust or entity established by the Participant for estate planning purposes, to a charitable organization designated by the Participant or pursuant to a qualified domestic relations order. Except to the extent permitted by this Section 4, the Award may be exercised or settled during the Participant’s lifetime only by the Participant or the Participant ‘s legal representative or similar person.

Except as permitted by this Section 4, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights thereunder shall immediately become null and void.
5.    DISPUTE RESOLUTION. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within 30 calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within 50 days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys’ fees) and expenses incurred by it or them in connection with such arbitration from the non-prevailing party or parties.
6.    NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered either personally, by overnight courier, or when deposited in a United States Post Office, postage prepaid, addressed as appropriate, to the Participant either at his/her address set forth below or such other address as he or she may designate in writing to the Company, or to the Company: Attention: Vice President – Legal (or said designee), at the Company’s address or such other address as the Company may designate in writing to the Participant.
7.    RIGHTS AS A STOCKHOLDER. Prior to any issuance of shares of Common Stock in settlement of the Award, no Common Stock will be reserved or earmarked for the Participant or the Participant’s account. Except as set forth in this Section 7, the Participant will not be entitled to any privileges of ownership of the shares of Common Stock subject to the Award (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until such shares of Common Stock are actually delivered to the Participant hereunder. From and after the date hereof and unless and until the Award is forfeited or otherwise transferred back to the Company, the Participant will be credited with additional Restricted Stock Units having a value equal to dividends declared by the Company (other than stock dividends), if any, with record dates that occur prior to the settlement of the Award as if the shares of Common Stock underlying the Award (whether payable in shares of Common Stock or in cash) had been issued and outstanding, based on the fair market value of a share of Common Stock on the applicable dividend payment date. Any such additional Restricted Stock Units shall be considered part of the Award and shall also be credited with additional Restricted Stock Units as dividends (other than stock dividends), if any, are declared, and shall be subject to the same terms and conditions as the Restricted Stock Units subject to the Award with respect to which they were credited (including, but not limited to, the forfeiture provisions set forth in Section 2 of this Agreement). Notwithstanding the foregoing, no such additional Restricted Stock Units will be credited with respect to any dividend declared by the Company in connection with which the Award is adjusted pursuant to Section 3.
8.    FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
9.    WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Award, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the Award. The Company shall withhold whole shares of Common Stock which would otherwise be delivered to the Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to the Participant, in the amount necessary to satisfy any such obligation, or the Participant may satisfy any such obligation by any of the following means: (i) a cash payment to the Company, (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Participant, in either case equal to the amount necessary to satisfy any such obligation or (iv) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Participant’s applicable jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences or for administrative convenience. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant.
10.    INCORPORATION OF PLAN. The Plan is hereby incorporated by reference and made a part hereof, and the Award and this Agreement are subject to all terms and conditions of the Plan.

11.    EMPLOYMENT. Neither the Plan, the granting of the Award, this Agreement nor any other action taken pursuant to the Plan shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder. For purposes of this Agreement, references to employment shall include employment or service with any Subsidiary of the Company.
12.    AMENDMENT AND TERMINATION. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which shares of Common Stock are traded; provided, however, that no amendment may impair the rights of the Participant without the consent of the Participant.
13.    GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
14.    SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Participant pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject the Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Participant shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Participant’s termination of employment, such term shall be deemed to refer to the Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of Participant’s separation from service, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Participant’s death.
15.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
16.    AWARDS SUBJECT TO CLAWBACK. The Award and any cash payment or shares of Common Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to this Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
17.    DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)    “Cause” shall mean as determined by the Company, (i) the willful failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness); (ii) the Participant’s willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) the Participant’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Participant’s duties; or (iv) the Participant’s conviction or plea of no contest to a felony or a crime of moral turpitude.
(b)    “Disability” shall mean that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under a long-term disability plan maintained by the Company or one of its Subsidiaries.
(c)    The Participant shall have “Good Reason” to effect a voluntary termination of his or her employment in the event that the Company (i) breaches its obligations to pay any salary, benefit or bonus due to him or her, including its obligations under this Agreement, (ii) requires the Participant to relocate more than 50 miles from the Participant’s current, principal place of employment, (iii) assigns to the Participant any duties inconsistent with the Participant’s position with the Company or significantly and adversely alters the nature or status of the Participant’s responsibilities or the conditions of the Participant’s employment, or (iv) reduces the Participant’s base salary and/or bonus opportunity, except for across-the-board reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any corporation or other entity which is in control of the Company; and in the event of any of (i), (ii), (iii) or (iv), the Participant has given written notice to the Committee or the Board of Directors as to the details of the basis for such Good Reason within thirty (30) days following the date on which the Participant alleges the event giving rise to such Good Reason occurred, the Company has failed to provide a reasonable cure within thirty (30) days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 180 days after the initial existence of the facts or circumstances constituting Good Reason.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Award Agreement on the day and year first above written.
COMPANY:

DINE BRANDS GLOBAL, INC.

By:
    Stephen P. Joyce
    Chief Executive Officer
PARTICIPANT:

Address

City/State/Zip

EXHIBIT A
RESTRICTED STOCK UNIT AWARD AGREEMENT
VESTING CONDITIONS
The vesting of the Award shall be subject to the following performance and vesting conditions:

(1)	The number of Restricted Stock Units that are earned and shall be subject to vesting shall be determined in accordance with the following performance criteria (the “Performance Criteria”):

Target closing price of the Company’s stock (each, a “Target Price”)	Incremental Percentage of Restricted Stock Units subject to vesting if Target Price achieved

In order for each and any of the Performance Criteria to be considered satisfied, the closing stock price of the Company’s common stock must be at or above the applicable Target Price for a period of ___ consecutive New York Stock Exchange trading days beginning on the Date of Grant and ending on the [three]-year anniversary of the Date of Grant.

(2)
Except as otherwise provided in the Agreement, the number of Restricted Stock Units that are earned, as determined in accordance with the above Performance Criteria, shall become vested at the end of the Term if and only if the Participant remains continuously employed by the Company for the entirety of the Term (“Time-Based Criteria”).

Except as otherwise provided under the terms of the Agreement, the Participant shall forfeit all of the Restricted Stock Units under the Award if none of the Performance Criteria set forth above are satisfied prior to the end of the Term or if the Participant does not satisfy the Time-Based Criteria. Once a Performance Criterion has been achieved, the portion of the Award for which the Performance Criterion has been achieved shall be subject only to the Time-Based Criteria.

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